UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                           --------------------------

        Date of Report (Date of earliest event reported): August 19, 2004
                           --------------------------



                             MARCONI CORPORATION PLC

             (Exact name of registrant as specified in its charter)

                           --------------------------



      England and Wales                 33-12430                    xxx
 ----------------------------   ------------------------    -------------------
(State or other jurisdiction    (Commission File Number)      (I.R.S. Employer
     of incorporation)                                       Identification No.)


       New Century Park, PO Box 53,
       Coventry, CV3 1HJ

       ----------------------------------------          ----------
       (Address of principal executive offices)          (Zip Code)


               Registrant's telephone number, including area code:


               ---------------------------------------------------
          (Former name or former address, if changed since last report)



 ==============================================================================

Item No. 5     Press release dated 19 August, 2004 - Directors Share Dealings

                                                                Press enquiries
                  David Beck tel +44 207 306 1490; email david.beck@marconi.com
                                                            Investor enquiries:
          Heather Green tel: +44 207 306 1735; email: heather.green@marconi.com


                            DIRECTORS SHARE DEALINGS



London - 19 August 2004 - Three Marconi Corporation plc (London: MONI and
NASDAQ: MRCIY) Directors have today exercised options and sold shares allotted to them under the first two tranches of the incentive plans put in place at the time of the Company's successful financial restructuring. They have also retained a significant proportion of the options or shares that were available to them in order to build a long-term stake in the Company.

Peter Hickson, Chairman of the Remuneration Committee of the Board said,
"The Chairman, executive Directors and I have agreed that it is appropriate for them to retain, on a voluntary basis, sufficient of their available options to build a meaningful long term stake in the business. Over the life of the plan the Directors will build a long term holding of options over more than one million shares."

The Chairman, John Devaney, and CEO, Mike Parton, will retain 20% of each of the five tranches of options due to them under the scheme. From the first two tranches that have now vested these two Directors will be retaining 234,000 vested options with a market value of over GBP1.35 million.

The shares sold and options retained from the first two tranches are set out in the table overleaf. An aggregate of 1,468,800 shares in Marconi Corporation plc were sold today on behalf of the Directors of the Company at a price of 590 pence per share.




                                         Options           Options
                       Options         exercised          retained   Remaining
               available as of   and shares sold    from available    unvested
                19 August 2004    19 August 2004    vested options     options

John Devaney
Chairman               120,000            96,000            24,000     480,000

Mike Parton
Chief Executive      1,050,000           840,000           210,000   2,450,000




                            Options
                      available and                                  Remaining
                    exercised as of     Shares sold         Shares    unvested
                     19 August 2004       19 August       retained     options

Mike Donovan*
Chief Operating
Officer                    600,000          532,800         67,200   1,400,000


  - Mr Donovan is a US resident for tax purposes. Under US tax law he is liable for tax immediately his options become exercisable. Mr Donovan therefore has exercised all his available vested options and, having sold sufficient to cover his tax, he has retained 20% of the remaining shares.
  - For tax planning reasons Mr Donovan has also disposed of his holding of 59 shares (at 590p per share) and 2992 warrants (at 24p per warrant) that he received in the restructuring of Marconi Plc (now know as M (2003) plc) in 2003.

References to shares above refers to the 25 pence ordinary shares of Marconi Corporation plc and references to warrants are to warrants over such shares (London: MONI and Nasdaq: MRCIY)

ENDS/...

Notes to editors

About the Senior Management Share Option Plan

  - The executive directors were granted performance related options in the newly listed Marconi Corporation in May 2003.
  - The Plan was an essential part of the restructuring package that was overwhelmingly approved by the creditors, who became 99.5% shareholders in the newly listed company.
  - The Plan, which was fully disclosed in the Marconi Corporation plc prospectus published in March 2003, was designed so that the rewards would be paid for by shareholders through a dilution of their equity interests, in that way it avoided being a cash drain on the business.
  - The options have five performance and time vesting targets against them, of which the first four performance targets have been met.
  - Owing to 'closed' periods for Directors relating to the disposal of OPP and then the announcement of the Group's first quarter results, today is the first practical day for the executive Directors to exercise options under the first two tranches of the plan.




About Marconi Corporation plc
Marconi Corporation plc is a global telecommunications equipment, services and solutions company. The company's core business is the provision of innovative and reliable optical networks, broadband routing and switching and broadband access technologies and services. The company's customer base includes many of the world's largest telecommunications operators.

The company is listed on the London Stock Exchange under the symbol MONI and on NASDAQ under the ticker MRCIY. Additional information about Marconi Corporation can be found at www.marconi.com.

Copyright (c) 2004 Marconi Corporation plc. All rights reserved. All brands or product names are trademarks of their respective holders.

This press release contains forward-looking statements with respect to products, partners, customers, future growth and other matters. Please refer to the Form 10-K report filed by Marconi Corporation plc with the United States Securities and Exchange Commission for a discussion of risks that could cause actual results to differ materially from such statements.


 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       MARCONI CORPORATION PLC



                                       By:     ____M Skelly____

                                       Name:   M Skelly
                                       Title:  Company Secretary


Date: August 19, 2004